UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Provectus Biopharmaceuticals, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a–6(i)(1) and 0–11

Provectus Biopharmaceuticals Announces Investor Webinar for 2024 Annual Meeting of Stockholders

KNOXVILLE, Tenn., June 13, 2024 (GLOBE NEWSWIRE) — Provectus Biopharmaceuticals, Inc. (“Provectus” or the “Company”) (OTCQB: PVCT) announced today that its 2024 annual stockholder meeting (the “2024 Annual Meeting”), including meeting activities and a company update, will be accessible by Zoom Webinar. The meeting will be held on Thursday, June 20, 2024 at the Hilton Knoxville, located at 501 West Church Avenue, Knoxville, Tenn., beginning at 4:00 p.m. Eastern Time.

The 2024 Annual Meeting webinar may be accessed by registering in advance here: https://us06web.zoom.us/webinar/register/WN_KZTlQulrRCOZ2qQI4C23mQ#/registration.

The webinar is being made available only for informational purposes. The 2024 Annual Meeting is being held in person, and accessing the webinar will neither count as attendance for purposes of meeting quorum requirements nor enable a stockholder to vote. Provectus’s stockholders of record at the close of business on April 24, 2024, the record date for the 2024 Annual Meeting, may vote at the meeting by attending in person or following the instructions in the Company’s proxy materials.

Availability of Proxy Materials

In connection with the 2024 Annual Meeting, Provectus has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on May 6, 2024, which may be found here: https://www.sec.gov/Archives/edgar/data/315545/000149315224017882/formdef14a.htm.

The Company mailed a Notice of Internet Availability of Proxy Materials (“Notice”) to its stockholders on or about May 10, 2024. These materials, along with Provectus’s 2023 Annual Report, are available on the Company’s website and may be found here: https://www.provectusbio.com/annual-meeting/.

About Provectus

Provectus Biopharmaceuticals is a clinical-stage biotechnology company developing immunotherapy medicines for different diseases that are based on a class of synthetic bioactive small molecules called halogenated xanthenes. The Company’s lead HX molecule is named Rose Bengal Sodium.

Provectus’s medical science platform includes clinical development programs in oncology, dermatology, and ophthalmology; proof-of-concept in vivo programs in oncology, hematology, full-thickness cutaneous wound healing, and canine cancers; and in vitro discovery programs in infectious diseases, tissue regeneration and repair, and proprietary targets.

Information about the Company’s clinical trials can be found at the National Institutes of Health (NIH) registry, ClinicalTrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com.

Forward Looking Statements

The information in this press release may include “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, relating to the business of Provectus and its affiliates, which are based on currently available information and current assumptions, expectations, and projections about future events and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as “aim,” “likely,” “outlook,” “seek,” “anticipate,” “budget,” “plan,” “continue,” “estimate,” “expect,” “forecast,” “may,” “will,” “would,” “project,” “projection,” “predict,” “potential,” “targeting,” “intend,” “can,” “could,” “might,” “should,” “believe,” and similar words suggesting future outcomes or statements regarding an outlook.

The safety and efficacy of the agents and/or uses under investigation have not been established. There is no guarantee that the agents will receive health authority approval or become commercially available in any country for the uses being investigated or that such agents as products will achieve any particular revenue levels.

Due to the risks, uncertainties, and assumptions inherent in forward-looking statements, readers should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof or as of the date specifically specified herein, and Provectus undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except in accordance with applicable securities laws. The forward-looking statements are expressly qualified by this cautionary statement.

Risks, uncertainties, and assumptions include those discussed in the Company’s filings with the SEC, including those described in Item 1A of:

●	The Annual Report on Form 10-K for the period ended December 31, 2023, and
●	The Quarterly Report on Form 10-Q for the period ended March 31, 2024.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in connection with the proposals to be submitted to the Company’s stockholders at its 2024 Annual Meeting. STOCKHOLDERS ARE URGED TO READ CAREFULLY AND, IN ITS ENTIRETY, THE DEFINITIVE PROXY STATEMENT FILED WITH THE SEC AND OTHER RELEVANT MATERIALS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE 2024 ANNUAL MEETING PROPOSALS. A Notice with instructions for accessing the definitive proxy statement, 2023 Annual Report, and proxy card was mailed on or about May 10, 2024 to stockholders as of the record date of April 24, 2024. Stockholders may obtain free copies of Provectus’s definitive proxy statement and its other SEC filings electronically by accessing the SEC’s home page at http://www.sec.gov. Copies can also be obtained, free of charge, upon written request to Provectus Biopharmaceuticals, Inc., Attn: Secretary, 800 S. Gay Street, Suite 1610, Knoxville, Tennessee 37929, (866) 594-5999. Copies can also be obtained electronically from the Company’s Annual Meeting webpage: https://www.provectusbio.com/annual-meeting/.

Participants in Solicitation

The Company and its directors, executive officers, and advisors may be deemed to be participants in the solicitation of proxies from the holders of Provectus’s Common Stock, Series D Convertible Preferred Stock, and Series D-1 Convertible Preferred Stock in respect of the 2024 Annual Meeting proposals.

Investors may obtain additional information regarding the interest of those participants by reading the Company’s definitive proxy statement and other relevant proxy materials, and Provectus’s annual reports on Form 10-K and quarterly reports on Form 10-Q, as filed with the SEC.

Contacts:

Provectus Biopharmaceuticals, Inc.

Heather Raines, CPA

Chief Financial Officer

(866) 594-5999

Investor Relations & Media

IR Labs Inc. (irlabs)

Alyssa Barry

alyssa@irlabs.ca

(833) 947-5227